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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                             Form 8-K



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): January 19,1999


                       Donnelly Corporation
      (Exact name of Registrant as specified in its charter)


       Michigan               I-9716                38-0493110
 (State or other       (Commission File No.)    (IRS Employer
  jurisdiction                                   Identification No.)
  of incorporation)

49 West Third Street, Holland, Michigan           49423-2813
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code: (616)786-7000


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Item 2.  Acquisition or Disposition of Assets

Effective, January 4, 1999, Donnelly Optics Corporation ("Optics"), a wholly-owned subsidiary of the Registrant, was merged into Optics Acquisition, Inc. ("Acquisition"), a wholly-owned subsidiary of Applied Image Group, Inc. ("AIG"), a New York Corporation. The surviving corporation in this merger was Optics and its name was changed to Applied Optics, Inc.
("AOI"). Donnelly Optics Corporation designed and manufactured injection molded optical lenses for the automotive, computer and medical industries. Applied Image Group develops and manufactures opto-imaging products for the lighting, automotive, optical and photonics industries.

The transaction was effected pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of December 1, 1998, among the Registrant, Optics, Acquisition and AIG. The effective date of the merger was January 4, 1999.

Pursuant to the Merger Agreement, the Registrant received a $5,000,000 convertible subordinated promissory note ("Note") of AOI, guaranteed by AIG, and 13% of the outstanding AIG common stock. The Note provides that interest shall begin to accrue at 6% on January 4, 2002, with interest-only payments due each quarter beginning April 4, 2002, and the entire principal amount due January 3, 2009. The Note is convertible at anytime into shares of AIG common stock. Upon such conversion, in the full principal amount of the Note, Donnelly would hold approximately 17% of the outstanding common stock of AIG. As a result of this transaction, the financial results, assets and liabilities of Optics have been removed from the Registrant's financial statements as of December 1, 1998, and were replaced on the Registrant's balance sheet by the 13% equity interest in AIG and the $5,000,000 Note.

The terms of the Merger Agreement and the establishment of the merger consideration were arrived at as a result of arm's length negotiations between the management of the Registrant and the management of AIG. There are no material relationships between the Registrant and AIG or any of their respective affiliates, directors, officers or associates of any such directors or officers.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(b)  Pro Forma Financial Information

At this time of this report, it is not practicable to provide pro forma financial statements. Such statements will be filed under cover of Form 8 as soon as practicable and not later than February 28, 1999.

(c) Exhibits

Agreement and Plan of Merger among Applied Image Group,
Inc., Optics Acquisition, Inc. Donnelly Corporation,
Donnelly Optics Corporation and Bruno Glavich.


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                           Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 19, 1999






DONNELLY CORPORATION
(Registrant)


------------------------------
/s/ Scott E. Reed
Senior Vice President, Chief Financial Officer